                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    HAMBRECHT & QUIST GROUP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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
                            HAMBRECHT & QUIST GROUP
                                ONE BUSH STREET
                        SAN FRANCISCO, CALIFORNIA 94104

                                                                 January 9, 1998

Dear Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Hambrecht & Quist Group. The Annual Meeting will be held on February 24, 1998, at 1:30 p.m., in the Embassy Room of the Mandarin Oriental Hotel, located at 222 Sansome Street, San Francisco, California.

    The matters to be voted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement. Whether or not you plan to attend the meeting in person, please complete and return the enclosed proxy in the enclosed postage-paid envelope. Please note that stockholders attending the meeting in person may revoke such proxy and vote their shares at the meeting in the manner set forth in the accompanying Proxy Statement.

    I look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                                     [SIGNATURE]

                                          Daniel H. Case III
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

                            HAMBRECHT & QUIST GROUP
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 24, 1998

                            ------------------------

To Holders of Common Stock of
 HAMBRECHT & QUIST GROUP:

    The Annual Meeting of Stockholders of Hambrecht & Quist Group, a Delaware corporation (the "Company"), will be held on Tuesday, February 24, 1998 at 1:30 p.m., local time, in the Embassy Room of the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, for the following purposes, as more fully described in the accompanying Proxy Statement:

     1. To elect two directors to Class II of the Board of Directors, each to a three-year term.

     2. To approve the amendment and restatement of the Company's 1996 Equity Plan.

     3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1998 fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

    All stockholders are cordially invited to attend the meeting in person. However, to ensure that each stockholder's vote is counted at the meeting, stockholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Stockholders attending the meeting may vote in person even if they have previously returned a proxy card.

    Only stockholders of record as of the close of business on December 26, 1997 are entitled to receive notice of, to attend and to vote at the meeting. A list of the stockholders entitled to vote at the meeting may be examined at the Company's executive offices in San Francisco, California during ordinary business hours during the ten-day period preceding the meeting.

                                          By Order of the Board of Directors,

                                                     [SIGNATURE]

                                          Steven N. Machtinger
                                          GENERAL COUNSEL AND SECRETARY

San Francisco, California
January 9, 1998

                            HAMBRECHT & QUIST GROUP
                                ONE BUSH STREET
                        SAN FRANCISCO, CALIFORNIA 94104

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    The enclosed Proxy is solicited on behalf of the Board of Directors of Hambrecht & Quist Group, a Delaware corporation, for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, February 24, 1998 at 1:30 p.m., local time in the Embassy Room of the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, or at any adjournment(s) thereof. The Notice of Annual Meeting, this Proxy Statement and accompanying proxy card were mailed on or about January 9, 1998 to all stockholders entitled to vote at the Annual Meeting. Unless the context otherwise requires, "Company" refers to Hambrecht & Quist Group and its predecessors, affiliates and subsidiaries.

    The Company's principal executive offices are located at, and the Company's complete mailing address is, One Bush Street, San Francisco, California 94104, and its telephone number is (415) 439-3000.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE; QUORUM

    Stockholders of record as of the close of business on December 26, 1997 (the "Record Date") are entitled to notice of, to attend and to vote at the Annual Meeting. There were 24,067,731 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issued and outstanding on the Record Date. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Each share of Common Stock is entitled to one vote on all matters. In connection with the election of directors, shares of Common Stock may not be voted cumulatively.

REVOCATION OF PROXIES

    A stockholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering, prior to or at the Annual Meeting, a written notice of revocation or a proxy duly executed by the person who signed the earlier proxy bearing a date later than that of the previously submitted proxy.

SOLICITATION OF PROXIES

    The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. The Company will bear the cost of this solicitation. Proxies may be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone or facsimile.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    The Company's Bylaws provide for a Board of Directors of six members to be divided as equally as possible into three classes. Class II of the Board of Directors currently consists of two members whose terms expire at the Annual Meeting; Class III consists of two members whose terms expire on the date of the 1999 Annual Meeting; and Class I consists of two members whose terms expire on the date of the 2000 Annual Meeting.

    At the Annual Meeting, the stockholders will elect two directors to Class II of the Board of Directors, each to hold office for a three-year term and until such director's successor has been duly elected and qualified, or until any such director's earlier resignation or removal. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board of Directors nominees below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that any nominee will be unable or will decline to serve as a director.

    Effective January 1, 1998, William R. Hambrecht resigned as Chairman of the Board of Directors and Daniel H. Case III was elected as Chairman of the Board. As of this date, the Board of Directors amended the Company's Bylaws to reduce the size of the Board of Directors from seven to six members. Also effective January 1, 1998, Edmund H. Shea, Jr. resigned as a Class II director and was nominated by the Board of Directors to fill the Class III director vacancy created by Mr. Hambrecht's resignation.

VOTE REQUIRED

    Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee's total.

DIRECTOR NOMINEES

    The following incumbent directors are the nominees of the Board of Directors for re-election to Class II of the Board of Directors at this Annual Meeting:

    Daniel H. Case III

    William J. Perry

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RE-ELECTION OF DANIEL H. CASE III AND WILLIAM J. PERRY TO CLASS II OF THE BOARD OF DIRECTORS.

    Set forth below is additional biographical information concerning nominees for re-election to Class II of the Board of Directors. Information is also provided for the Company's current members of Class I and Class III of the Board of Directors, none of whom are standing for re-election at the Annual Meeting.

CLASS II DIRECTORS

    DANIEL H. CASE III, 40, has been a director of the Company since October 1991. Mr. Case joined the Company in 1981, and was initially an associate and then a principal in the Corporate Finance Department. He also served as Vice President and then a partner in the Venture Capital Department, both in San Francisco and in London. In 1983, he co-founded the business which became Hambrecht & Quist Guaranty Finance. Mr. Case rejoined Corporate Finance in 1986 as co-director of mergers and acquisitions, and became Managing Director and head of Investment Banking in December 1987. In October 1989, he was elected Executive Vice President and in October 1991, he was elected to the Board of Directors of the Company. In April 1992, he was elected President and Co-Chief Executive Officer. He became Chief Executive Officer in October 1994. In January 1998, Mr. Case became Chairman of the Board and resigned as the Company's President. Mr. Case also serves as a director of Rational Software Corporation, a maker of object-oriented software development tools, Electronic Arts Inc., a global interactive entertainment software company, AMB Property Corporation, a real estate company, the National Science and Technology Medal Foundation and the Bay Area Council. He has a B.A. in Economics and Public Policy from Princeton University and studied management at the University of Oxford as a Rhodes Scholar.

    WILLIAM J. PERRY, 70, has been a director of the Company since April 1997. Dr. Perry is currently a professor at Stanford University with a joint appointment in the Department of Engineering/Operations Research and the Institute for International Studies. Dr. Perry served as U.S. Secretary of Defense in the Clinton administration from 1994 to 1997 and was deputy Secretary of Defense from 1993 to 1994. From 1988 to 1993, Dr. Perry was a professor at Stanford University during which time he served as Co-Director of the Center for International Security and Arms Control. He is also a director of the Boeing Company, an aircraft manufacturer, United Technologies Corp., a provider of high technology products and support services to the building systems, automotive, and aerospace industries, and Yurie Systems, Inc., a telecommunications company. Dr. Perry holds a B.S and M.S. from Stanford University and a Ph.D. in mathematics from Pennsylvania State University.

CLASS I DIRECTORS

    HOWARD B. HILLMAN, 63, has been a director of the Company since July 1989. He was an officer of Chemical Bank from 1960 to 1969 and has been a venture capitalist since leaving Chemical Bank. Mr. Hillman became a Director of Auto-trol Technology Corporation, a maker of computer-based technical information management solutions, in 1973 and its President in April 1985. He also currently serves as Auto-trol's Chairman. Mr. Hillman holds an A.B. in Economics from Princeton and an M.B.A. from Harvard Business School.

    WILLIAM R. TIMKEN, 62, has been a director of the Company since 1982. Mr. Timken joined the Company in 1969 and has been employed by the Company in senior capacities since then. Mr. Timken was appointed Vice Chairman of the Company in 1992. He is responsible for the activities of the Company's Syndicate Department. Mr. Timken is a past member of the Board of Governors of the Pacific Stock Exchange and the Board of Governors of the National Association of Securities Dealers, Inc. Mr. Timken holds a B.A. degree in Economics from Colby College.

CLASS III DIRECTORS

    WILLIAM E. MAYER, 57, has been a director of the Company since April 1992, except during the period of March 1995 to January 1996. In December 1996, Mr. Mayer formed Development Capital LLC, which invests in private and public companies. From October 1992 to December 1996, Mr. Mayer was Dean of the College of Business and Management at the University of Maryland, College Park. From September 1991 to July 1992, Mr. Mayer was Dean of the Simon Graduate School of Business at the University of Rochester. He is the former Chairman and Chief Executive Officer of CS First Boston Merchant Bank. Before the establishment of CS First Boston Merchant Bank in 1990, he was President and Chief Executive Officer of the First Boston Corporation. Mr. Mayer serves as a director of Chart House Enterprises, Inc., a restaurant management company, Johns Manville Corporation, a manufacturer of insulation and building products, and is a trustee of the Colonial Group of Mutual Funds, a mutual fund company. Mr. Mayer holds a B.S. and an M.B.A. from the University of Maryland.

    EDMUND H. SHEA, JR., 68, has been a director of the Company since November 1986. Effective January 1, 1998, Mr. Shea resigned as a Class II director and was nominated by the Board of Directors to fill a vacancy as a Class III director. He is a co-founder of J.F. Shea Co., Inc., a privately-held, diversified civil construction, land development and venture capital company, and has served as its Executive Vice President in charge of Venture Capital since 1968. Mr. Shea serves on the Board of Directors of ADAC Laboratories, a supplier of radiology and laboratory information systems, Ironstone Group, Inc., a real estate information services company, and Vanguard Airlines, Inc., a passenger airline company. Mr. Shea is also on the Advisory Committee of Bay Partners, a venture capital firm. Mr. Shea holds a B.S. in Engineering from Massachusetts Institute of Technology.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended September 30, 1997, the Board of Directors of the Company met a total of five times and acted by unanimous written consent three times. During the last fiscal year, no director attended fewer than 75% of the meetings of the Board of Directors which were held during the time each individual served as a director.

    The Company's Board of Directors has standing audit and executive compensation committees. The Company has no standing nominating committee. The Audit Committee of the Board of Directors consists of directors Hillman and Mayer, neither of whom is an employee of the Company. This committee is primarily responsible for reviewing the services performed by the Company's independent accountants, evaluating the Company's accounting policies and its system of internal controls, and reviewing significant finance transactions. The Audit Committee met two times during the fiscal year ended September 30, 1997 and each member attended both meetings.

    The Executive Compensation Committee of the Board of Directors consists of directors Mayer and Shea, neither of whom is an employee of the Company. This committee is primarily responsible for reviewing and recommending compensation to be paid to officers and consultants of the Company, and for administering the 1996 Equity Plan and the 1996 Bonus and Deferred Sales Compensation Plan. See "Report of the Executive Compensation Committee of the Board of Directors on Executive Compensation." The Executive Compensation Committee met two times and acted by unanimous written consent two times during the fiscal year ended September 30, 1997. Each member attended both meetings held during the fiscal year.

DIRECTOR COMPENSATION

    The Company does not currently pay fees to its non-employee directors for attendance at meetings. From time to time, in consideration for services rendered by its non-employee directors, the Company has sold Common Stock to such directors and granted these directors options to purchase Common Stock of the Company. Effective April 1997, the Company granted William J. Perry an option to purchase 20,000 shares of Common Stock at an exercise price of $16.50. There were no other stock option grants to non-employee directors during fiscal 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table shows compensation paid by the Company to the Company's Chief Executive Officer and the Company's four other most highly compensated individuals who were serving as officers on September 30, 1997 and whose salary plus bonus exceeded $100,000 for the fiscal year ended September 30, 1997 (each, a "Named Executive Officer"), and compensation paid to such Named Executive Officers for fiscal years ended September 30, 1996 and 1995.

                                                                                  LONG-TERM COMPENSATION
                                                                                 -------------------------
                                                ANNUAL COMPENSATION                             SECURITIES
                                      ----------------------------------------    RESTRICTED    UNDERLYING
                                                                  OTHER ANNUAL      STOCK        OPTIONS/          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR   SALARY       BONUS(1)      COMPENSATION    AWARDS(2)        SARS         COMPENSATION(3)
------------------------------  ----  --------     ----------     ------------   ------------   ----------      ---------------
Daniel H. Case III............  1997  $300,000     $3,300,000        --              --            --             $    4,156
  Chairman of the Board and
    Chief                       1996  $300,000     $3,749,865        --              --          892,680          $2,025,333(5)
  Executive Officer(4)          1995  $300,000     $2,000,000        --              --          156,636          $    4,156

Paul L. Hallingby.............  1997  $240,000     $1,275,000        --              --            --             $  151,723
  Executive Vice President,     1996  $240,000     $1,418,450        --              --            --             $  277,403
  Institutional Equity,         1995  $240,000     $  907,000        --              --          180,000          $   55,028
  H&Q LLC

Bruce M. Lupatkin.............  1997  $180,000     $  720,000       $ 9,737(6)     $180,000        --             $  191,489(7)
  Managing Director and
    Director of                 1996  $180,000     $  770,000(8)    $ 8,863(6)     $ 80,000      116,536          $  234,989(7)
  Research, H&Q LLC             1995  $165,000     $  600,000        --              --           80,000          $   69,903(7)

David M. McAuliffe............  1997  $240,000     $  780,000       $ 9,737(6)     $195,000        --             $  139,563
  Chief Administrative
    Officer, Managing           1996  $240,000     $  800,000(9)    $11,078(6)     $100,000      210,680          $   55,173
  Director and Co-Director of   1995  $ 40,000     $  120,000        --              --           60,000          $       83
  Investment Banking, H&Q LLC

Cristina M. Morgan............  1997  $240,000     $  780,000       $10,224(6)     $195,000        --             $  242,955(10)
  Managing Director,
    Co-Director of              1996  $240,000     $2,000,000(11)   $22,155(6)     $200,000      112,044          $  358,814(10)
  Investment Banking, H&Q LLC   1995  $240,000     $1,380,000        --              --           80,000          $  132,794(10)

------------------------------

 (1) Includes bonuses earned in applicable fiscal year but paid in following fiscal year.

 (2) Represents value of shares of the Company's Common Stock earned in applicable fiscal year but issuable in subsequent fiscal years pursuant to the terms of the Company's 1996 Equity Plan and 1996 Bonus and Deferred Sales Compensation Plan. Such shares of Common Stock vest in equal installments over a three-year period following the date of grant, subject to the individual's continuing employment on such dates.

 (3) All other compensation includes the following:

    (i) matching contributions in the amount of $4,000 for each Named Executive Officer in each of fiscal years 1997, 1996 and 1995 (except for Mr. McAuliffe who did not receive a matching contribution in fiscal year
        1995) pursuant to the Company's Savings and Employee Stock Ownership Plan under Internal Revenue Code Section 401(k) ("SESOP").

    (ii) premiums paid by the Company in the amounts of $156, $156, $216, $156 and $156 for Messrs. Case, Hallingby, Lupatkin and McAuliffe and Ms. Morgan, respectively, for group term life insurance in fiscal 1997, $186, $156, $156, $183 and $156 for Messrs. Case, Hallingby, Lupatkin and McAuliffe and Ms. Morgan, respectively, for group term life insurance in fiscal 1996 and $156, $78, $426, $83 and $156 for Messrs. Case, Hallingby, Lupatkin and McAuliffe and Ms. Morgan, respectively, for group term life insurance in fiscal 1995.

   (iii) payments of $69,168, $104,930, $98,015 and $99,784 to Messrs. Case,
         Hallingby and Lupatkin and Ms. Morgan, respectively, pursuant to merger-related SESOP compensation in fiscal 1996.

    (iv) SAR payments of $167,819, $84,417, $147,567 and $123,484 to Messrs.
         Lupatkin, McAuliffe and Hallingby and Ms. Morgan, respectively, in fiscal 1997, SAR payments of $110,467, $168,317 and $110,467 to Messrs.
         Lupatkin and Hallingby and Ms. Morgan, respectively, in fiscal 1996 and SAR payments of $43,400, $50,950 and $43,400 to Messrs. Lupatkin and Hallingby, and Ms. Morgan, respectively, in fiscal 1995. See "Aggregated SAR Payouts for Fiscal 1997."

    (v) forgiveness of debt to the Company of $103,537, $16,820, $50,990 and $67,863 for Messrs. Case, Lupatkin and McAuliffe and Ms. Morgan, respectively, in fiscal 1997, forgiveness of debt to the Company of $98,550, $16,820, $50,990 and $65,370 for Messrs. Case, Lupatkin and
        McAuliffe and Ms. Morgan, respectively, in fiscal 1996, and forgiveness of debt to the Company of $47,560, $16,820 and $39,875 for Messrs. Case and Lupatkin and Ms. Morgan, respectively, in fiscal 1995.

 (4) Excludes $241,189 and $206,273 received from Hambrecht & Quist Guaranty Finance, L.P. ("Guaranty Finance") in fiscal 1995 and 1996, respectively, as compensation for consulting services, distribution on capital and profit sharing. Guaranty Finance is a majority owned subsidiary of the Company.

 (5) In addition to the amounts described in footnote 3 above, includes compensation in the amount of $1,951,979 to Mr. Case in connection with a series of transactions designed to increase his equity ownership in the Company.

 (6) Represents the value of the difference between the price paid by the officer for shares of the Company's Common Stock and the fair market value of such Common Stock at the date of purchase.

 (7) In addition to the amounts described in footnote 3 above, includes $2,634, $5,531 and $5,257 received in fiscal years 1997, 1996 and 1995, respectively, in connection with participations in venture capital funds profits provided by the Company. See "Certain Relationships and Related Transactions."

 (8) $90,000 of this amount is a deferred bonus payable over three years beginning in April 1997, subject to the individual's continued employment on such dates.

 (9) $80,000 of this amount is a deferred bonus payable over three years beginning in April 1997, subject to the individual's continued employment on such dates.

(10) In addition to the amounts described in footnote 3 above, includes $47,452, $79,037 and $45,363 received in fiscal years 1997, 1996 and 1995, respectively, in connection with participations in venture capital funds profits provided by the Company. See "Certain Relationships and Related Transactions."

(11) $240,000 of this amount is a deferred bonus payable over three years beginning in April 1997, subject to the individual's continued employment on such dates.

OPTION AND SAR GRANTS DURING FISCAL 1997

    The Company did not grant any options or SARs during the fiscal year ended September 30, 1997 to any of the Named Executive Officers.

AGGREGATED OPTION EXERCISES DURING FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth for each of the Named Executive Officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of September 30, 1997. There were no option exercises by any of the Named Executive Officers during fiscal 1997.

                                                             NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                    OPTIONS               IN-THE-MONEY OPTIONS
                                                             AT SEPTEMBER 30, 1997      AT SEPTEMBER 30, 1997(1)
                                                           --------------------------  ---------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------
Daniel H. Case III.......................................     178,536        714,144   $  5,096,310  $  20,385,240
Paul L. Hallingby........................................      44,000         32,000   $  1,351,470  $     973,680
Bruce M. Lupatkin........................................      27,310         89,226   $    749,792  $   2,416,139
David M. McAuliffe.......................................      59,560        111,120   $  1,703,120  $   3,049,740
Cristina M. Morgan.......................................      38,682         53,362   $  1,177,628  $   1,463,618

------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the option based on the closing bid price of the Company's Common Stock on September 30, 1997 ($35 1/16) and the exercise price of the Named Executive Officer's options.

AGGREGATED SAR PAYOUTS FOR FISCAL 1997

    The following table sets forth for each of the Named Executive Officers certain information concerning SAR payouts during fiscal 1997, the number of securities underlying SARs outstanding at September 30, 1997 and the unrealized value of unvested SARs at September 30, 1997.

                                                                          NUMBER OF
                                                                         SECURITIES         UNREALIZED VALUE OF
                                                     SAR PAYOUTS IN  UNDERLYING SARS AT    SARS AT SEPTEMBER 30,
NAME                                                 FISCAL 1997(1)  SEPTEMBER 30, 1997           1997(2)
---------------------------------------------------  --------------  -------------------  -----------------------
Daniel H. Case III.................................        --                --                     --
Paul L. Hallingby..................................    $  147,567           160,000             $   117,367
Bruce M. Lupatkin..................................    $  167,819           232,520             $   223,271
David M. McAuliffe.................................    $   84,417           100,000             $   168,834
Cristina M. Morgan.................................    $  123,484           180,000             $   134,601

------------------------

(1) SAR payouts for fiscal 1997 reflect payouts of SARs granted during fiscal 1994, 1995 and 1996.

(2) The unrealized value of SARs at the fiscal year end is calculated by aggregating the unvested and unpaid value of SARs granted in fiscal 1995 and 1996.

EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL PROVISIONS

    The Company entered into an employment agreement with Daniel H. Case III in 1992. The agreement provides that if the Company terminates Mr. Case's employment without cause, or if Mr. Case resigns within six months after a change in control of the Company, then (i) the Company shall pay Mr. Case the greater of $400,000 or 25% of his aggregate compensation received during the preceding two years, (ii) 50% of his unvested options shall become vested, (iii) all options may be exercised within two years after termination for cash or on a net-exercise basis and (iv) unless within two years he becomes employed by another full service investment bank, Mr. Case can co-invest during such period in the Company's venture capital opportunities on the same basis as the Company's executive officers.

    Restricted stock awards and stock option grants to the Named Executive Officers other than Mr. Case contain provisions providing for the acceleration of benefits in the event of a change in control of the Company. All awards of restricted stock were made under the Company's 1996 Equity Plan. The treatment of such awards in the event of a change in control is set forth as a description of the treatment of Plan Shares under the 1996 Equity Plan under the heading "Proposal No. 2--Amendment of the 1996 Equity Plan-- Description of the 1996 Plan--Effect of Change in Control." With respect to stock option awards held by the Named Executive Officers, the shares of Common Stock received upon exercise are subject to a right of repurchase held by the Company that lapses over five years. With respect to certain of these stock option awards, this right of repurchase terminates upon a change in control of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of November 30, 1997 by
(i) each Named Executive Officer, (ii) each director, (iii) each holder of more than 5% of the Company's Common Stock and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                                NUMBER OF SHARES
                                                                                  BENEFICIALLY
NAMED EXECUTIVE OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS                        OWNED(1)       PERCENT OF CLASS
------------------------------------------------------------------------------  -----------------  -----------------
Daniel H. Case III(2).........................................................       2,035,860               8.4%
Paul L. Hallingby(3)..........................................................         658,449               2.7%
Bruce M. Lupatkin(4)..........................................................         264,042               1.1%
David M. McAuliffe(5).........................................................         319,234               1.3%
Cristina M. Morgan(6).........................................................         418,769               1.7%
Howard B. Hillman(7)..........................................................          83,520             *
William E. Mayer(8)...........................................................         132,800             *
William J. Perry..............................................................               0            --
Edmund H. Shea, Jr.(9)........................................................         530,983               2.2%
William R. Timken(10).........................................................       1,572,996               6.5%
William R. Hambrecht(11)......................................................       2,793,767              11.6%
Hambrecht & Quist Savings and Employee Stock Ownership Plan(12)...............       1,777,869               7.4%
All executive officers and directors as a group (12 persons)(13)..............       6,254,720              25.5%

------------------------

*   Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. The address of each of the beneficial owners of greater than 5% of the Company's Common Stock listed in this table is care of Hambrecht & Quist Group, One Bush Street, San Francisco, California 94104.

 (2) Includes 18,495 shares held in trust by the SESOP and in a trust created for the benefit of current and former employees of the Company relating to the transfer of the Company's interest in Hambrecht & Quist, L.P., a California limited partnership (the "Group Trust").

 (3) Includes options to purchase 52,000 shares exercisable within 60 days of November 30, 1997 and 27,898 shares held in trust by the SESOP and in the Group Trust.

 (4) Includes options to purchase 27,310 shares exercisable within 60 days of November 30, 1997 and 26,079 shares held in trust by the SESOP and in the Group Trust.

 (5) Includes options to purchase 59,560 shares exercisable within 60 days of November 30, 1997 and 310 shares held in trust by the SESOP.

 (6) Includes options to purchase 38,682 shares exercisable within 60 days of November 30, 1997 and 26,544 shares held in trust by the SESOP and in the Group Trust.

 (7) Includes options to purchase 54,400 shares exercisable within 60 days of November 30, 1997.

 (8) Includes options to purchase 28,000 shares exercisable within 60 days of November 30, 1997.

 (9) Includes options to purchase 4,800 shares exercisable within 60 days of November 30, 1997.

(10) Includes options to purchase 40,000 shares exercisable within 60 days of November 30, 1997 and 27,396 shares held in trust by the SESOP and in the Group Trust.

(11) Includes 2,759,456 shares representing 11.5% of the Company's Common Stock held of record by the Hambrecht 1980 Revocable Trust, of which Mr. Hambrecht is the sole trustee and a beneficial owner. Includes 27,911 shares held in trust by the SESOP and in the Group Trust. Effective January 1, 1998, Mr. Hambrecht resigned from the Company's Board of Directors.

(12) Represents shares held by the SESOP for the benefit of employees of the Company. The Trustee of the SESOP is Barclays Global Investors, N.A., located at 420 Montgomery Street, Third Floor, San Francisco, CA 94104. Each beneficiary is entitled to instruct the Trustee as to the voting or tendering of any full or partial shares of Company Stock held on his or her behalf. Excludes 230,184 shares held by Group Trust.

(13) Includes options to purchase 508,226 shares exercisable within 60 days of November 30, 1997 and 140,747 shares held in trust by the SESOP and in the Group Trust. Excludes shares beneficially owned by William R. Hambrecht who resigned from the Company's Board of Directors effective January 1, 1998.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten-percent stockholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5s were required, the Company believes that, during the fiscal year ended September 30, 1997, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that the Hambrecht 1980 Revocable Trust filed late its Initial Statement of Beneficial Ownership on Form 3 following the transfer of shares from William R. Hambrecht.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PARTICIPATION BY EMPLOYEES AND OFFICERS IN VENTURE CAPITAL INVESTMENTS

    Employees and officers of the Company are required to offer to the Company opportunities which they encounter to invest in companies in the Company's areas of focus. The Company has the right to take its desired investment position in such opportunities. If the Company rejects such opportunity, the originating employee may make such investment. If the Company invests in such opportunities, it typically will invest an amount equal to at least twice the amount of the largest investment by a Company employee. After the Company takes its desired investment position it will typically syndicate such opportunities for investment by eligible employees and selected outside investors. Such syndicated investments are made through independent limited partnerships formed for the sole purpose of making the investment. Occasionally, the Company will be asked to participate in an investment which is not a candidate for syndication to all eligible Company employees. In such instance, a small number of the Company's employees directly involved with the Company or the transaction may invest side-by-side with the Company (or one of its wholly-owned subsidiaries) on a direct, non-syndicated basis. In addition, directors of the Company and entities affiliated with such directors may also invest side-by-side with the Company's venture capital funds or may commit capital to Company-affiliated venture capital funds and have from time to time done so. Side-by-side investments are generally made on the same terms as those applicable to other participants in the same transaction. The following table summarizes venture capital investments made through syndicated partnerships and capital committed to Company-affiliated venture capital funds by the Company's directors and executive officers during the last fiscal year:

            VENTURE INVESTMENTS BY EXECUTIVE OFFICERS AND DIRECTORS

                                                                             AGGREGATE AMOUNT
NAME                                                                          OF INVESTMENTS
---------------------------------------------------------------------------  -----------------
William R. Hambrecht (1)...................................................    $   3,828,893
Daniel H. Case III (2).....................................................          726,314
William R. Timken..........................................................        2,322,370
Paul L. Hallingby..........................................................           95,142
Bruce M. Lupatkin..........................................................           54,032
David M. McAuliffe.........................................................          202,167
Cristina M. Morgan.........................................................          230,885
Patrick J. Allen...........................................................           62,418
Steven N. Machtinger.......................................................           50,465
Howard B. Hillman..........................................................        1,405,628
William E. Mayer...........................................................          813,179
Edmund H. Shea, Jr. (3)(4).................................................        8,815,824

------------------------

(1) Consists of investments made by the Hambrecht 1980 Revocable Trust, of which Mr. Hambrecht is the sole trustee and a beneficial owner.

(2) Includes investments made by Stacey Case, Mr. Case's wife.

(3) Includes investment of $893,510 in one venture fund managed by H&Q Asia Pacific, Ltd., an entity in which the Company holds a minority interest. Does not include an additional capital commitment of up to $1,106,490 made in this fund during fiscal 1997.

(4) Includes investments made by J.F. Shea Co., Inc., which Mr. Shea may be deemed to control.

    In addition to their pro rata return on investment, the Company allocates to certain of its professionals, including certain of those listed above, a portion of the profits realized from particular venture investments based on such professionals' specific contributions to identifying, structuring and monitoring the investment.

    As a result of venture capital investments by the Company's officers, directors and employees, such persons, along with entities affiliated with the Company, hold significant equity interests in a number of private and public companies. From time to time, the Company has provided investment banking services such as underwriting and merger and acquisition services to such companies. In addition, the Company enters into transactions with such companies on an arm's length basis with terms that the Company believes are no less favorable than those that would be negotiated with other third parties. Transactions entered into with companies in which the Company's officers, directors and related entities have investments include purchasing additional equity, loaning funds, guaranteeing obligations and providing letters of credit. To the extent that a portion of the Company's original investment was syndicated, a corresponding percentage of any such future transactions are syndicated to the original investors. During fiscal 1997, an aggregate of $506,480 in payments were made by eight officers and directors to satisfy guaranteed obligations to two companies. In addition, an additional $4,640,128 in obligations were guaranteed by nine officers and directors during fiscal 1997, but no payments were made with respect to such guarantees during the fiscal year.

INDEBTEDNESS OF OFFICERS AND DIRECTORS

    The Company's executive officers and directors listed below have been indebted to the Company in the amounts and for the periods set forth below. The purpose of the indebtedness in each case was to permit the exercise of options to purchase Common Stock of the Company, the purchase of restricted Common Stock of the Company or the purchase of units of Hambrecht & Quist, L.P., a California limited partnership. All such indebtedness is due five years after issuance, bears interest at approximately the minimum rate necessary to avoid imputation of interest income for tax purposes and is secured by the shares purchased with recourse against the borrower only to the extent of the borrower's equity interest in the Company and the borrower's rights to receive compensation from the Company. "Type A" indebtedness is repayable with 15% of the gross amount of each semi-annual Company bonus withheld from the borrower's net pay. "Type B" indebtedness is forgiven at the rate of 20% of the initial principal amount and accrued interest at January 15, of each year of the term of such indebtedness.

                                                                                            AGGREGATE BALANCE
                                                                   HIGHEST BALANCE            OUTSTANDING AS
                                                                  DURING FISCAL 1997      OF SEPTEMBER 30, 1997
                                                               ------------------------  ------------------------
NAME                                                              TYPE A       TYPE B       TYPE A       TYPE B
-------------------------------------------------------------  ------------  ----------  ------------  ----------
William R. Hambrecht.........................................       --       $   24,592       --       $   12,296
Daniel H. Case III(1)........................................  $  1,920,399  $  285,385  $  1,746,662  $  198,669
Paul L. Hallingby(1).........................................  $  1,390,709      --      $    905,934      --
Bruce M. Lupatkin............................................  $    498,813  $   16,820  $    316,774      --
David M. McAuliffe...........................................  $    292,023  $  203,960  $    142,263  $  152,970
Cristina M. Morgan...........................................       --       $  174,883       --       $  107,020
Patrick J. Allen.............................................  $    180,730  $   44,781  $     65,595  $   33,586
Steven N. Machtinger.........................................  $    203,754  $   14,970  $    141,786  $    9,980
William E. Mayer.............................................  $        666      --           --           --

------------------------

(1) Mr. Case's and Mr. Hallingby's indebtedness is repayable in installments of 20% of their respective cash bonuses, if any.

TRANSACTIONS WITH SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

    Each fiscal year, pursuant to the terms of the SESOP, the Company has historically matched a portion of each participant's contribution to the SESOP in shares of the Company's Common Stock. As of November 30, 1997, the SESOP held approximately 7.4% of the Company's outstanding Common Stock. The Company's match is made initially in the form of a cash payment to the SESOP and the SESOP in turn purchases the number of shares necessary for the match. In December 1996, the Company completed the match for fiscal 1996 by transferring $1,414,889 to the SESOP which then purchased a total of 66,977 shares of Common Stock from the Company for the match. In November 1997, the Company completed the match for fiscal 1997 by transferring $1,926,234 to the SESOP which then purchased a total of 58,498 shares of Common Stock from the Company for the match. The value of the shares purchased for the 1996 and 1997 matches were established based on the market value of the Company's Common Stock on the date of the purchases of the shares.

SECURITIES TRADING FOR EMPLOYEES

    Certain directors, officers and employees of the Company maintain margin accounts with Hambrecht & Quist L.L.C. ("H&Q LLC"), the Company's 100% beneficially owned subsidiary, on the same terms available to persons unaffiliated with the Company, including interest rates and collateral on outstanding margin loans. From time to time, directors, officers and other employees of the Company may buy or sell securities to or from H&Q LLC as principal or through H&Q LLC as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly-situated non-employee customers of the Company.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    During the last fiscal year, the Executive Compensation Committee of the Board of Directors consisted of directors Mayer and Shea, neither of whom is, nor formerly was, an officer or employee of the Company. During the last fiscal year, none of the Company's executive officers served on the board of directors or compensation committee of another entity in which an executive officer of such entity served on the Company's board of directors or compensation committee.

             REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The following report is submitted by the Company's Executive Compensation Committee (the "Committee") which is currently comprised of two independent outside directors, neither of whom is a current officer or employee of the Company or its subsidiaries. The members of the Committee are William E. Mayer and Edmund H. Shea, Jr. The Committee met two times during the fiscal year ended September 30, 1997.

    The Committee is responsible for the establishment of policies governing and for the implementation, administration and interpretation of all aspects of compensation of the Company's executive officers. The Committee reviews the compensation of executive officers on an ongoing basis and develops plans which are designed to support the Company's business strategies and reflect marketplace practices in a dynamic and intensely competitive industry.

    The Company's executive compensation program is designed to achieve the following results:

    - Support the Company's business strategies and goals;

    - Attract and retain qualified and talented executive officers by providing compensation opportunities comparable to those offered by other leading companies in the financial services industry;

    - Motivate high performance in an entrepreneurial, incentive-driven culture; and

    - Motivate executive officers to assist the Company in achieving superior levels of financial and strategic performance for the Company and its stockholders by closely linking executive compensation to performance in those areas.

    The Company's philosophy is to compensate executive officers based on their individual performance and the Company's overall performance. Two main principles guiding this philosophy are to pay market rates and to provide long-term stock ownership. The Company considers equity ownership by its executive officers to be critical to its long-term success. By virtue of the Company's establishment of relatively low fixed base compensation and highly leveraged incentive opportunities, total compensation will vary with revenue levels and financial results of the Company. In keeping with the Company's policy of sustaining its entrepreneurial, incentive-driven culture, no Company-paid retirement benefits are provided to executive officers other than the SESOP as described below.

    The total compensation program for executive officers is comprehensive and integrated to include salary, incentive bonuses, equity-based incentives and certain other forms of compensation.

    SALARY

    Base salaries are intended to represent a small portion of total compensation for the Company's executive officers. The greater part of total compensation is based on the Company's financial performance and other factors and is delivered through a combination of cash and equity-based awards. Base salaries for the Company's executive officers are set at a level such that a substantial portion of anticipated aggregate cash compensation is at risk in the form of bonuses and such base salaries are determined prior to the beginning of the ensuing fiscal year. Salaries will be reviewed annually by the Committee for appropriateness in consideration of the Company's compensation policy, marketplace practice, the Company's financial results, and individual position responsibilities and performance.

    INCENTIVE BONUSES

    The method of determination of bonuses payable to executive officers, including the Chief Executive Officer, and the criteria considered vary depending on each executive's operating division. However, in each case, the Company's annual incentive bonuses for its executive officers, including those reported under the heading "Annual Compensation--Bonus" in the Summary Compensation Table, are based on both objective and subjective performance criteria and typically constitute a substantial portion of an individual's total compensation. Objective criteria generally include specific financial and strategic performance objectives for both the Company as a whole and each executive's operating division. Subjective criteria encompass evaluation of the executive's initiative, ability and contribution to overall division and corporate performance, including the executive's contribution to revenue generation. No formal weighting of the various criteria was employed in setting incentive bonuses for fiscal 1997.

    The Company currently pays semiannual bonuses to its executive officers. The bonuses paid to the majority of the executive officers are under the 1996 Bonus and Deferred Sales Compensation Plan (the "Bonus Plan") pursuant to which 80% of the bonus is paid in cash and 20% is paid in shares of the Company's Common Stock, valued at no less than 90% of the fair market value on the date of grant as provided in the Bonus Plan. The shares of Common Stock vest over three years following the date of grant. At the time the bonus is awarded, each such executive has the choice of declining to accept the Common Stock and instead receive cash payments with interest payable over three years. Such stock will vest and such cash payments will be made by the Company only to the extent that the employee is employed by the Company on the first three anniversaries of the bonus date. In fiscal 1997, two of the Named Executive Officers were not offered the opportunity to receive their bonus in equity in light of their already substantial equity positions in the Company.

    EQUITY-BASED INCENTIVES

    The Company also utilizes stock option and other forms of equity compensation for its executive officers. Combined with the stock bonuses granted pursuant to the Bonus Plan described above, such equity-based incentives are designed to motivate executive officers of the Company by providing an opportunity for financial rewards through the appreciation in the Company's Common Stock.

    STOCK OPTIONS. Pursuant to the terms of the Company's 1996 Equity Plan (the "1996 Plan"), the Company may grant stock options to its executive officers and selected employees. During fiscal 1997, no grants of options to purchase shares of the Company's Common Stock were made to the Named Executive Officers pursuant to the 1996 Plan. Historical option grants made by the Company typically provide for the purchase of shares of Common Stock at market value on the grant date, become exercisable over five years after the grant date and have a term of seven years. Because the value of the options is dependent on the increase of the market value of the Common Stock, the options provide a long-term incentive for executives to stay with the Company and to increase the market value of the Common Stock. It is expected that all future stock option grants will be made pursuant to the 1996 Plan, as amended and restated, presented to stockholders at the Annual Meeting or such other equity plan as may succeed such plan.

    SESOP. The Company has a Savings and Employee Stock Ownership Plan ("SESOP") in which all salaried employees are eligible to participate after six months of service. The SESOP provides for a salary deferral plan, in which the Company may, in its discretion, match the first $4,000 contributed by each participant during the plan year with a partial or equivalent amount of its Common Stock. Each of the executive officers is eligible to participate in the SESOP.

    OTHER COMPENSATION ARRANGEMENTS

    As a result of the diversity in the Company's business and individual employee job responsibilities, the Company strives to maintain flexibility with respect to its compensation programs. In addition to the compensation arrangements described above, the Company has from time to time adopted employee benefit plan and other arrangements in which executive officers are permitted to participate. Such arrangements include the ability to co-invest with the Company in venture capital investments and participate in the profits to the Company as a result of such investments. The ability to participate in such venture capital investments is not tied to Company performance. In addition, the Company is in the process of establishing a leveraged employee venture fund pursuant to which employees will be permitted to invest along side Hambrecht & Quist entities in certain future investments.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In setting the Chief Executive Officer's total compensation for fiscal 1997, in addition to the criteria referenced above, the Board of Directors took into account the historic long-term performance of the Company under his leadership and its strategic progress. In addition, the Chief Executive Officer's compensation is based in part on his direct contribution to revenue generation as a result of his involvement in investment banking activities.

    The Company believes that the total compensation of the Chief Executive Officer is appropriate relative to his performance, the performance of the Company and the compensation of other senior executives of high-performing investment banking firms.

    TAX CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code") generally denies a tax deduction to any publicly-held corporation for compensation that exceeds $1 million to any of the five most highly compensated executive officers in a taxable year, subject to exceptions for "performance-based compensation" as defined in the Code and compensation paid pursuant to certain plans in place prior to a company's initial public offering. To date, all compensation paid to the Company's Named Executive Officers has been paid pursuant to compensation programs that were in place prior to the Company's initial public offering. The Board of Directors is submitting the amendment and restatement of the Company's 1996 Equity Plan to stockholders for the purpose of obtaining the stockholder approval required by Section 162(m). In determining compensation for executive officers, the Company's primary consideration is achievement of the Company's strategic goals, taking into consideration competitive practices, market conditions and other factors. To the extent that fulfilling these goals is consistent with obtaining tax deductions, the Company is committed to making compensation awards that will qualify for tax deductions.

                                          EXECUTIVE COMPENSATION COMMITTEE

                                          WILLIAM E. MAYER
                                          EDMUND H. SHEA, JR.

                           COMPANY STOCK PERFORMANCE

    The following chart compares total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Dow Jones Securities Brokers Index for the period from August 9, 1996, the effective date of the Company's initial public offering, to September 30, 1997, the end of the Company's most recent fiscal year. The chart assumes the reinvestment of any dividends. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
                AMONG HAMBRECHT & QUIST GROUP, THE S&P 500 INDEX
                   AND THE DOW JONES SECURITIES BROKERS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               8/09/96     9/96       9/97
Hambrecht & Quist Group            $100       $121       $220
S & P 500                          $100       $104       $146
Dow Jones Securities Brokers       $100       $100       $207

* $100 INVESTED ON AUGUST 9, 1996 IN STOCK OR INDEX--
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING SEPTEMBER 30.

               PROPOSAL NO. 2--AMENDMENT OF THE 1996 EQUITY PLAN

    The Company's 1996 Plan was adopted by the Company's Board of Directors on June 19, 1996 and by the sole stockholder of the Company on July 9, 1996 with the purpose of enabling employees, outside directors and consultants to own Common Stock of the Company and, in the case of incentive stock options, to take advantage of the tax benefits allowed to employer stock plans by the Internal Revenue Code of 1986, as amended.

    The text of the 1996 Plan, as amended and restated, is set forth in Exhibit A to this Proxy Statement.

    At the Annual Meeting, the stockholders are being asked to approve the adoption of the amendment and restatement of the 1996 Plan, as adopted by the Board of Directors on December 18, 1997 to be effective upon the approval by stockholders, as follows:

         1. To increase the total number of shares available for all types of awards under the 1996 Plan to 5,000,000 shares. Prior to this amendment, a total of 1,000,000 shares were available for award as options and a total of 2,000,000 shares were available for award as plan shares.

         2. To provide for annual increases in the total number of shares available for grant under the 1996 Plan as of January 1 of each year, commencing with the year 1999, equal to the lesser of (i) 3.0% of the total number of shares of Common Stock outstanding on such date and (ii) 750,000 shares.

         3. To include certain provisions designed to comply with Section 162(m) under the Code which requires that performance-based conditions be placed on certain awards under the 1996 Plan to executive officers.

         4. To make certain other amendments to (i) clarify the administration requirements, (ii) provide that shares of Common Stock that correspond to forfeited or terminated options shall become available for grant as plan shares, (iii) require that the number of ISOs available for grant under the 1996 Plan not be increased by a forfeiture of plan shares, (iv) allow for the issuance of plan shares to outside directors and consultants in addition to employees, and (v) allow the administrator of the 1996 Plan to permit or require an optionee to defer the delivery of shares as deferred compensation.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to approve the amendment and restatement of the 1996 Plan. An abstention will have the same effect as a negative vote, but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE 1996 PLAN.

PLAN ACTIVITY

    Information with respect to the issuance of Plan Shares to the Named Executive Officers during the fiscal year ended September 30, 1997 is included under the heading "Restricted Stock Awards" in the table titled "Summary Compensation Table" contained elsewhere in this proxy statement. There were no stock option grants to the Named Executive Officers during the fiscal year ended September 30, 1997. The following table sets forth additional information with respect to Options granted and Plan Shares awarded under the 1996 Plan during the fiscal year ended September 30, 1997 to certain persons:

                                                                                               WEIGHTED AVERAGE
                                                         WEIGHTED AVERAGE                      ISSUANCE PRICE OF
                                           NUMBER OF     EXERCISE PRICE OF  NUMBER OF PLAN           PLAN
IDENTITY OF GROUP                       OPTIONS GRANTED   OPTIONS GRANTED   SHARES AWARDED      SHARES AWARDED
--------------------------------------  ---------------  -----------------  ---------------  ---------------------
All current executive officers as a
  group (9 persons)...................        --                --                 50,673          $   16.46

All current non-executive directors as
  a group
  (4 persons).........................        20,000         $   16.50            --                  --

Non-executive officer employees as a
  group (approximately 814 persons)...       281,600         $   21.50            813,981          $   16.91

    Option and Plan Share awards to be made in the future under the 1996 Plan and the Bonus Plan to executive officers, directors and other employees are not presently determinable.

DESCRIPTION OF THE 1996 PLAN

    The following is a summary of the principal provisions of the amended and restated 1996 Plan, but does not purport to be a complete statement of the 1996 Plan's terms. The following discussion is subject to and qualified in its entirety by reference to Exhibit A.

    AUTHORIZED SHARES. Prior to the proposed amendment and restatement, 3,000,000 shares were reserved for issuance under the 1996 Plan. Of this total, the aggregate number of options awarded under the 1996 Plan shall not exceed 1,000,000 of which 76,900 shares remained available for future option grants as of December 15, 1997, and the aggregate number of Plan Shares awarded under the 1996 Plan shall not exceed 2,000,000 of which 969,996 shares remained available for future issuances as of December 15, 1997. Plan Shares are shares of Common Stock that may be awarded, with or without cash consideration (other than par value), under the 1996 Plan. Such Plan Shares may also be subject to the terms and conditions of the Bonus Plan.

    The text of the proposed amendment increases the aggregate number of shares issuable under the 1996 Plan by 2,000,000 shares to 5,000,000 shares and eliminates the individual limits on Options and Plan Shares. Instead, the amended and restated 1996 Plan provides for an aggregate number of shares that may be issued either as Options or Plan Shares.

    ANNUAL INCREASE. Effective January 1 of each year following the approval by stockholders of the amendment and restatement of the 1996 Plan, the number of shares available for award either as Options or Plan Shares shall be increased by an amount equal to the lesser of (i) 3.0% of the total number of shares of Common Stock of the Company outstanding on such date and (ii) 750,000 shares.

    ADMINISTRATION. The 1996 Plan may be administered by the Board of Directors or a committee appointed by the Board. The 1996 Plan is currently administered by the Company's Board of Directors and the Executive Compensation Committee with respect to awards to officers and directors of the Company subject to
Section 16 of the Exchange Act, and administered by Daniel H. Case III, Chief Executive Officer of the Company, with respect to awards to employees and consultants not subject to Section 16 of the Exchange Act (each a "Plan Administrator"). The Plan Administrator has final authority to interpret any provision of the 1996 Plan and the Bonus Plan and the terms of any grant made under either plan.

    ELIGIBILITY. All employees, outside directors and consultants of the Company (including any parent, subsidiary or affiliate of the Company) are eligible to receive Plan Shares and nonstatutory stock options

("NSOs"). Only employees of the Company (including any parent, subsidiary or affiliate of the Company) are eligible to receive incentive stock options ("ISOs"). As of September 30, 1997, approximately 830 persons were eligible to participate in the 1996 Plan.

    PERFORMANCE-BASED COMPENSATION LIMITS. No employee may be granted Options for more than 500,000 shares in one fiscal year, other than a one-time grant of Options for up to 1,000,000 shares to newly-hired employees. In addition, the Plan Administrator may require that the vesting of any award of Plan Shares be contingent upon the attainment of a performance target by the Company or one of its business units for a period of one or more years. Such a target shall determined not later than the 90th day of such a period and shall be based upon one or more of the following criteria: return on equity, operating income, earnings per share, market share results or revenue targets. In addition, in no event, shall the number of Plan Shares which are subject to performance-based vesting conditions and which are granted to any individual in a single calendar year exceed 250,000 shares.

    TERM. As described below, the 1996 Plan will remain in effect until 2006 unless terminated sooner by the Board of Directors.

    AWARD RECIPIENTS. The Plan Administrator selects the individuals who are to receive options and Plan Shares under the 1996 Plan, and, subject to the provisions of the 1996 Plan and the Bonus Plan, determines the terms of each grant.

    TYPES OF AWARDS. The 1996 Plan permits the Company to grant ISOs, NSOs and Plan Shares. Each of these grants are described below. The "Tax Information" section summarizes the tax treatment of each of these grants.

    PLAN SHARES. Plan Shares are shares of the Company's Common Stock awarded under the 1996 Plan. Such Plan Shares may be issued with or without cash consideration (other than par value) and may or may not be subject to vesting.

    STOCK OPTIONS. The Plan Administrator determines the term and vesting schedule of each option. In the case of ISOs, the term in most cases may be as long as ten years from the date of grant. The Plan Administrator also determines the option exercise price. The exercise price of ISOs may not be less than 100% of fair market value of the Company's Common Stock on the date of grant. The closing price of the Company's Common Stock on the New York Stock Exchange on December 22, 1997 was $36.25 per share. Written agreements between the optionee and the Company generally contain the following terms:

        (i) If an optionee's employment, directorship or consulting relationship terminates other than for cause, death or disability, his or her option may be exercised, to the extent it was exercisable at the date of such termination, for three months after termination, but no later than the expiration of the term of the option.

        (ii) If an optionee's employment terminates as a result of death or disability, the option shall remain exercisable for six months after such termination, but no later than the expiration of the original term.

       (iii) If the optionee is terminated for cause, the option shall terminate immediately.

    The Plan Administrator determines how an optionee may pay the exercise price of an option. Payment for the exercise price may be made in cash or cash equivalents. In addition, with the Plan Administrator's express consent and in its sole discretion, the following additional forms of payment may be accepted:

        (i) surrender of certain other shares of Common Stock already owned by the optionee.

        (ii) delivery of irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds from the sale of the shares exercised (often referred to as a "cashless exercise") in payment of the exercise price.

       (iii) delivery of irrevocable instructions to a broker to pledge shares of the Company's Common Stock as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the exercise price.

        (iv) promissory note, provided that the par value of the shares of Common Stock being acquired are paid in cash or cash equivalents.

        (v) any other form of payment that is consistent with applicable laws, regulations and rules.

    The Plan Administrator may at any time offer to buy out, for a payment in cash, any outstanding option, based on such terms and conditions as the Plan Administrator shall establish and communicate to the optionee at the time such offer is made.

    WRITTEN AGREEMENTS. All options and awards granted under the 1996 Plan are evidenced by a written agreement between the Company and the employee, outside director or consultant to whom the option or award is granted.

    NON-TRANSFERABILITY OF OPTIONS OR AWARDS. Generally, such written agreements provide that Options and unvested Plan Shares granted under the Plan are non-transferable by the participant, other than by will or the laws of descent and distributions. Options may be exercised during the lifetime of the participant only by the participant.

    ADJUSTMENT ON CHANGES IN CAPITALIZATION. If any change, such as a stock split or dividend, is made in the Company's capitalization, and the change results in an increase or decrease in the number of issued shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment will be made in the price of each option and in the number of shares subject to each option. Plan Shares when issued will be treated as outstanding shares of the Company's Common Stock and any adjustment in the Company's capitalization which affects shares of the outstanding Common Stock will also apply to the Plan Shares. In the event of a proposed dissolution or liquidation of the Company, all outstanding options will automatically terminate immediately prior to the consummation of such proposed action. The Plan Administrator may in its discretion, however, make provision for accelerating the exercisability of any option and the vesting of Plan Shares.

    EFFECT OF CHANGE IN CONTROL. If there is a "Change in Control" of the Company (as defined below), each outstanding option may be assumed or substituted by the successor corporation (or a parent or subsidiary of such successor corporation). In the event that the successor corporation does not agree to such assumption or substitution, and absent a contrary determination by the Plan Administrator, each option shall become vested to the extent it would otherwise have been vested twelve months after the date of the Change in Control, regardless of whether the optionee continues to be an employee, outside director or consultant following the Change in Control. With respect to Plan Shares, in the event of a Change in Control, all of the outstanding Plan Shares will become vested to the extent that they otherwise would have become vested within twelve months after such Change in Control. A "Change in Control" is defined as (i) a merger or other reorganization in which the stockholders of the Company immediately prior to such transaction do not hold directly indirectly at least 50% of the voting power of the surviving entity or the parent corporation of the surviving entity immediately following such merger or other reorganization or (ii) the sale of all or substantially all of the Company's assets.

    AMENDMENT AND TERMINATION. The Board of Directors may amend, alter, suspend or terminate the 1996 Plan at any time, but such amendment, alteration, suspension or termination may not adversely affect any outstanding option or Plan Share without the consent of the holder. To the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including the rules of the New York Stock Exchange), the Company must obtain stockholder approval of certain amendments to the Plan in the manner and to the degree required by such laws and regulations. The 1996 Plan will terminate, in any event, in 2006.

    DEFERRAL OF AWARDS. The Plan Administrator may in its sole discretion permit or require an Option holder to have shares of Common Stock that otherwise would be delivered to such holder converted into amounts credited to a deferred compensation account established for such holder. Such amount credited to be determined based on the fair market value of the Common Stock otherwise deliverable.

TAX TREATMENT

    The following is a summary of the U.S. federal income tax consequences of transactions under the Plan based on federal securities and income tax laws in effect in August 1997. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or the provision of any income tax laws of any municipality, state or foreign country in which an optionee may reside.

    NONSTATUTORY STOCK OPTIONS. With respect to NSOs: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price paid for the shares, and the Company is entitled to a tax deduction in the same amount; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of an NSO will constitute wages for which withholding will be required.

    PLAN SHARES. Generally, no income is recognized by a recipient in connection with the award of Plan Shares subject to vesting, unless the recipient files an election under Section 83(b) of the Code with the Internal Revenue Service and the Company within 30 days of the date of such award. If such an election is timely filed, the recipient recognizes as ordinary income the excess of the fair market value of the stock over the amount paid for the stock at the time the stock is awarded. Otherwise, the recipient generally recognizes compensation income equal to the excess of the fair market value of the stock over the amount paid for the stock at the time it vests (that is, as the forfeiture condition lapses). In the case of a recipient who is also an employee, any amount recognized as income will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the stock.

    INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee upon the grant or exercise of an ISO (unless the alternative minimum tax rules apply). If Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of such shares to the optionee, then (i) upon the resale of such shares, the difference between the amount realized on sale and the option exercise price will be capital gain or loss, and (ii) no deduction will be allowed to the Company for federal income tax purposes.

    If Common Stock acquired upon the exercise of an ISO is disposed of before the expiration of either holding period described above, generally (i) the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and (ii) the Company is entitled to a tax deduction in the same amount.

    ALTERNATIVE MINIMUM TAX. The exercise of an ISO granted under the Plan may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the optionee pursuant to an NSO. This may be particularly significant if shares subject to a repurchase option of the Company are purchased upon exercise of an ISO or if the optionee is subject to Section 16(b) of the Exchange Act. See "Nonstatutory Stock Options," above. Under certain circumstances, an optionee may affect the timing and measurement of AMT by filing an election under Section 83(b) with the Internal

Revenue Service and the Company within 30 days after the date of exercise of an ISO. Accordingly, an optionee should consult his or her own tax advisor prior to exercising an ISO concerning the advisability of filing an election under
Section 83(b) of the Code for alternative minimum tax purposes.

    If an optionee pays AMT in excess of his or her regular tax liability, the amount of such AMT relating to ISOs may be carried forward as a credit against any subsequent years' regular tax in excess of the AMT.

                 PROPOSAL NO. 3--RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Arthur Andersen LLP, independent accountants, to audit the Company's consolidated financial statements for the fiscal year ending September 30, 1998. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for fiscal year 1998. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1998. An abstention will have the same effect as a negative vote, but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                             STOCKHOLDER PROPOSALS

    Stockholders of the Company who intend to present proposals at the Company's next Annual Meeting of Stockholders must send such proposals to the Company for receipt no later than September 11, 1998 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                                          By Order of the Board of Directors

                                                     [SIGNATURE]

                                          Steven N. Machtinger
                                          GENERAL COUNSEL AND SECRETARY

Dated: January 9, 1998

                                   EXHIBIT A
                            HAMBRECHT & QUIST GROUP
                                1996 EQUITY PLAN

                            ARTICLE 1. INTRODUCTION

    The Plan was adopted by the Board effective June 19, 1996. The Plan was amended and restated by the Board on December 18, 1997 and approved by the
Company's stockholders on             , 1998.

    The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Plan Shares or Options (which may constitute incentive stock options or nonstatutory stock options).

    The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except their choice-of-law provisions).

                           ARTICLE 2. ADMINISTRATION.

    2.1 COMMITTEE COMPOSITION. The Plan shall be administered by one or more Committees that shall consist of either the full Board of Directors or one or more directors of the Company, who shall be appointed by the Board. If more than one Committee is appointed, each such committee shall be included in the definition of "Committee" whenever used herein.

    2.2 COMMITTEE RESPONSIBILITIES. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

                    ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

    3.1 BASIC LIMITATION. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares that may be awarded under the Plan either as Option or Plan Shares shall not exceed 5,000,000. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 8.

    3.2 ANNUAL INCREASE. In addition to the number of Common Shares issuable under the Plan pursuant to Section 3.1, as of January 1, of each year, commencing with the year 1999, the aggregate number of shares authorized for issuance either as Option or Plan Shares shall automatically increase by a number equal to the lesser of (i) 3.0% of the total number of shares of Common Stock of the Company then outstanding and (ii) 750,000 shares.

    3.3 ADDITIONAL SHARES. If Options are forfeited or terminate for any other reason before being exercised, then the corresponding Common Shares shall again become available for the grant of Options or Plan Shares under the Plan. If Plan Shares are forfeited, then the corresponding Common Shares shall again become available for the grant of NSOs or Plan Shares under the Plan. The aggregate number of Common Shares that may be issued under the Plan upon the exercise of ISOs shall not be increased when Plan Shares or other Common Shares are forfeited.

                            ARTICLE 4. ELIGIBILITY.

    4.1 NONSTATUTORY STOCK OPTIONS. Only Employees, Outside Directors and Consultants shall be eligible for the grant of NSOs.

    4.2 INCENTIVE STOCK OPTIONS AND PLAN SHARES. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Plan Shares. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

                              ARTICLE 5. OPTIONS.

    5.1 STOCK OPTION AGREEMENT. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a cash payment or in consideration of a reduction in the Optionee's other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

    5.2 NUMBER OF SHARES. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 8. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 500,000 Common Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not cover more than 1,000,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 8.

    5.3 EXERCISE PRICE. Each Stock Option Agreement shall specify the Exercise Price, provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

    5.4 EXERCISABILITY AND TERM. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option, provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. NSOs may also be awarded in combination with Plan Shares, and such an Award may provide that the NSOs will not be exercisable unless the related Plan Shares are forfeited.

    5.5 EFFECT OF CHANGE IN CONTROL. The Committee may determine, at the time of granting an Option or thereafter, that all or part of such Option shall become exercisable as to all Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company. Absent a contrary determination by the Committee, if (a) a Change in Control occurs with respect to the Company and (b) the surviving corporation or its parent or subsidiary does not continue or assume outstanding Options or substitute its own options for such Options, then such Options shall become exercisable to the extent that they otherwise would have become exercisable within 12 months after such Change in Control. For purposes of this Section 5.5 and Section 8.3, an Option shall be considered assumed or replaced by a substitute option if the new option confers the right to purchase, for each Common Share subject to the

Option immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the Change in Control by the Company's stockholders for each Common Share held on the effective date of the Change in Control (and if stockholders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Common Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent corporation, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Common Share subject to the Option, to be solely common stock of the successor corporation or its parent corporation equal in fair market value to the per share consideration received by holders of Common Shares in the Change in Control.

    5.6 MODIFICATION OR ASSUMPTION OF OPTIONS. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

    5.7 BUYOUT PROVISIONS. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

                     ARTICLE 6. PAYMENT FOR OPTION SHARES.

    6.1 GENERAL RULE. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

        (a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

        (b) In the case of an NSO, the Committee, in its sole and absolute discretion, may at any time accept payment in any form(s) described in this
    Article 6.

    6.2 SURRENDER OF STOCK. To the extent applicable under Section 6.1, payment for all or any part of the Exercise Price may be made with Common Shares which are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Optionee shall not surrender Common Shares in payment of the Exercise Price if such surrender would cause the Company to recognize compensation expense with respect to the Option for financial reporting purposes.

    6.3 EXERCISE/SALE. To the extent applicable under Section 6.1, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Common Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

    6.4 EXERCISE/PLEDGE. To the extent applicable under Section 6.1, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Common Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

    6.5 PROMISSORY NOTE. To the extent applicable under Section 6.1, payment may be made with a promissory note; provided that the par value of the Common Shares shall be paid in cash or cash equivalents.

    6.6 OTHER FORMS OF PAYMENT. To the extent applicable under Section 6.1, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

                            ARTICLE 7. PLAN SHARES.

    7.1 TIME, AMOUNT AND FORM OF AWARDS. Awards under the Plan may be granted in the form of Plan Shares. Plan Shares may also be awarded in combination with NSOs, and such an Award may provide that the Plan Shares will be forfeited in the event that the related NSOs are exercised.

    7.2 PAYMENT FOR AWARDS. To the extent that an Award is granted in the form of newly issued Plan Shares, the Award recipient, as a condition to the grant of such Award, shall be required to pay the Company in cash or cash equivalents an amount equal to the par value of such Plan Shares. To the extent that an Award is granted in the form of Plan Shares from the Company's treasury, no cash consideration shall be required of the Award recipients. To the extent payment is not made in cash or cash equivalents, it may be made with a promissory note if the Stock Agreement so provides.

    7.3 VESTING CONDITIONS. Each Award of Plan Shares may or may not be subject to vesting. Vesting may occur in full or in installments, upon satisfaction of the conditions specified in the Stock Agreement. A Stock Agreement may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. If a Change in Control occurs with respect to the Company, then all outstanding Plan Shares shall become vested to the extent that they otherwise would have become vested within twelve months after such Change of Control. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more years equal or exceed a target determined in advance by the Committee. Such performance shall be determined by the Company's independent auditors. Such a target shall be based upon one or more of the following criteria: return on equity, operating income, earnings per share, market share results or revenue targets. The Committee shall determine such target not later than the 90th day of such period. In no event shall the number of Plan Shares which are subject to performance-based vesting conditions and which are granted to any Participant in a single calendar year exceed 250,000, subject to adjustment in accordance with Article 8.

    7.4 VOTING AND DIVIDEND RIGHTS. The holders of Plan Shares subject to vesting awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders.

                    ARTICLE 8. PROTECTION AGAINST DILUTION.

    8.1 ADJUSTMENTS. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Options and Plan Shares available for future Awards under Article 3, (b) the limitations set forth in
Section 5.2, (c) the number of Common Shares covered by each outstanding Option or (d) the Exercise Price under each outstanding Option. Except as provided in this Article 8, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

    8.2 DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for an Optionee to have the right to exercise his or her Options until 10 days prior to such transaction as to some or all of the Common Shares covered thereby, including Common Shares as to which the Options would not otherwise be exercisable. In addition, the Committee may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or to any Plan Shares shall lapse as to some or all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent not previously exercised, Options shall terminate immediately prior to the consummation of such proposed action.

    8.3 REORGANIZATIONS. In the event that the Company is a party to a merger or other reorganization, outstanding Options and Plan Shares shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

                      ARTICLE 9. AWARDS UNDER OTHER PLANS.

    The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Plan Shares and shall, when issued, reduce the number of Common Shares available for the grant of Plan Shares under Article 3.

                       ARTICLE 10. LIMITATION ON RIGHTS.

    10.1 RETENTION RIGHTS. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company's certificate of incorporation and by-laws and a written employment agreement (if any).

    10.2 STOCKHOLDERS' RIGHTS. An Optionee shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when he or she becomes entitled to receive such Common Shares by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

    10.3 REGULATORY REQUIREMENTS. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

                         ARTICLE 11. WITHHOLDING TAXES.

    11.1 GENERAL. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

    11.2 SHARE WITHHOLDING. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.

                        ARTICLE 12. FUTURE OF THE PLAN.

    12.1 TERM OF THE PLAN. The Plan became effective on October 1, 1996. The Plan shall remain in effect until it is terminated under Section 12.2, except that no ISOs shall be granted after June 18, 2006.

    12.2 AMENDMENT OR TERMINATION. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

                   ARTICLE 13. DEFERRAL OF DELIVERY OF SHARES

    The Committee (in its sole discretion) may permit or require an Optionee to have Common Shares that otherwise would be delivered to such Optionee as a result of the exercise of an Option converted into amounts credited to a deferred compensation account established for such Optionee by the Committee as an entry on the Company's books. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Optionee. A deferred compensation account established under this Article 13 may be credited with interest or other forms of investment return, as determined by the Committee. An Optionee for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Optionee and the Company. If the conversion of Options is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such conversion, including (without limitation) the settlement of deferred compensation accounts established under this Article 13.

                            ARTICLE 14. DEFINITIONS.

    14.1 "AFFILIATE" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

    14.2  "AWARD"  means any award of an Option or a Plan Share under the Plan.

    14.3 "BOARD" means the Company's Board of Directors, as constituted from time to time.

    14.4 "CHANGE IN CONTROL" shall mean (i) a merger or other reorganization in which the stockholders of the Company immediately prior to such transaction do not hold directly indirectly at least 50% of the voting power of the surviving entity or the parent corporation of the surviving entity immediately following such merger or other reorganization or (ii) the sale of all or substantially all of the Company's assets.

    14.5  "CODE"  means the Internal Revenue Code of 1986, as amended.

    14.6  "COMMITTEE"  means a committee of the Board, as described in Article
2.

    14.7  "COMMON SHARE"  means one share of the common stock of the Company.

    14.8  "COMPANY"  means Hambrecht & Quist Group, a Delaware corporation.

    14.9 "CONSULTANT" means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

    14.10 "EMPLOYEE" means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

    14.11 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    14.12 "EXECUTIVE OFFICERS" means those Employees of the Company who are required to file reports under Section 16(a) of the Exchange Act.

    14.13 "EXERCISE PRICE," in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

    14.14 "FAIR MARKET VALUE" means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Such determination shall be conclusive and binding on all persons.

    14.15 "ISO" means an incentive stock option described in section 422(b) of the Code.

    14.16 "NSO" means a nonstatutory stock option not described in sections 422 or 423 of the Code.

    14.17 "OPTION" means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

    14.18  "OPTIONEE"  means an individual or estate who holds an Option.

    14.19 "OUTSIDE DIRECTOR" shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

    14.20 "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

    14.21  "PARTICIPANT"  means an individual or estate who holds an Award.

    14.22 "PLAN" means this Hambrecht & Quist Group 1996 Equity Plan, as amended from time to time.

    14.23  "PLAN SHARE"  means a Common Share awarded under the Plan.

    14.24 "SECTION 16 PERSONS" means those persons required to file reports pursuant to Section 16(a) of the Exchange Act.

    14.25 "STOCK AGREEMENT" means the agreement between the Company and the recipient of a Plan Share that contains the terms, conditions and any restrictions pertaining to such Plan Share.

    14.26 "STOCK OPTION AGREEMENT" means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

    14.27 "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

                               HAMBRECHT & QUIST GROUP

                      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  FEBRUARY 24, 1998


     The undersigned hereby appoints Daniel H. Case III, Patrick J. Allen and Steven N. Machtinger as Proxies, with full power to act without the others and each with power of substiution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of Hambrecht & Quist Group (the "Company") held of record by the undersigned on December 26, 1997, at the Annual Meeting of Stockholders to be held on February 24, 1998, or any adjournment thereof.

                            (TO BE SIGNED ON REVERSE SIDE)

/X/
     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE


1.     ELECTION OF CLASS II DIRECTORS

       Nominees:    Daniel H. Case III
                    William J. Perry

[ ]    FOR all nominees listed at right (except those named below)

[ ]    WITHHOLD AUTHORITY to vote for all nominees listed at right


(Instruction: To withhold authority for any nominee, write that nominee's name on the line below)

---------------------------------------

2.     Proposal to amend and restate the Company's 1996 Equity Plan.

       [ ] FOR      [ ] AGAINST         [ ] ABSTAIN

3. Proposal to ratify the selection of Arthur Andersen LLP to serve as the Company's independent accountants for fiscal 1998.

       [ ] FOR      [ ] AGAINST         [ ] ABSTAIN

4. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE TWO NOMINEES FOR ELECTION, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


                                             Date:
--------------------------------------            -------------------
Signature

NOTE:          Please sign exactly as name or names appear on stock certificate
(as indictated hereon). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, sign the full company name by a duly authorized officer.